EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in the Registration Statement of SMG Indium Resources Ltd. (formerly Specialty Metals Group Indium Corp.) on Form S-1, Amendment No. 4 (File No. 333-149413), of our report dated July 11, 2008, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of SMG Indium Resources Ltd. (a development stage enterprise) as of June 30, 2008 and for the period from January 7, 2008 (date of inception) to June 30, 2008, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
September 3, 2008